UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2018

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01  Other Events

On September 12, 2018, Xenon Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC (“Jefferies”) and Stifel, Nicolaus & Company, Incorporated (“Stifel”), acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering of 4,500,000 common shares being sold by the Company (the “Underwritten Shares”).  The offering price of the Underwritten Shares to the public is $14.00 per common share, and the Underwriters have agreed to purchase the Underwritten Shares from the Company pursuant to the Underwriting Agreement at a price of $13.16 per share. The net proceeds to the Company from this offering are expected to be approximately $59.1 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company has granted the Underwriters a 30-day option to purchase up to an additional 675,000 common shares (the “Option Shares” and together with the Underwritten Shares, the “Shares”), at the public offering price less the underwriting discounts and commissions.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-208376) previously filed with the Securities and Exchange Commission and a related prospectus included in the Registration Statement, as supplemented by a preliminary prospectus supplement dated September 12, 2018 and a final prospectus supplement dated September 12, 2018.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 to this report, which is incorporated by reference herein, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Blake, Cassels & Graydon LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto and is incorporated by reference herein.

Item 1.02  Termination of a Material Definitive Agreement.

On July 11, 2018, the Company entered into an at-the-market equity offering sales agreement (the “Sales Agreement”) with Jefferies and Stifel.  In connection with the Company’s entry into the Underwriting Agreement, the Sales Agreement was mutually terminated by the Company, Jefferies and Stifel effective as of September 12, 2018.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2018.

Item 3.02  Unregistered Sales of Equity Securities.

On September 10, 2018, we issued an aggregate of 1,300,000 common shares to certain funds affiliated with BVF Partners L.P. upon the conversion of 1,300,000 Series 1 Preferred Shares held by such funds. The conversion was effected in accordance with the terms of our Series 1 Preferred Shares. These issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof as an exchange with an existing security holder where no commission or other remuneration is paid or given for soliciting such exchange.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, dated September 12, 2018, among Xenon Pharmaceuticals, Inc., Jefferies LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenon Pharmaceuticals Inc.

Date: September 13, 2018	By:	/s/ Ian Mortimer
Ian Mortimer
President & Chief Financial Officer